Exhibit 99.1

BGC PARTNERS ANNOUNCES INTENT TO COMMENCE ALL CASH TENDER OFFER

TO ACQUIRE GFI GROUP SHARES FOR $5.25 PER SHARE

Provides Superior Value and Immediate Liquidity to GFI Group Shareholders

Combination Will Enhance BGC’s Brokerage Capabilities and Expand Presence in Energy Markets

NEW YORK, NY – September 9, 2014 – BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners,” “BGC,” or “the Company”), a leading global brokerage company primarily servicing the financial and real estate markets, yesterday announced it intends to commence a tender offer to acquire all of the outstanding shares of GFI Group Inc. (NYSE: GFIG) for $5.25 per share in cash in a transaction valued at approximately $675 million. BGC currently owns approximately 13.5% of GFI Group’s common stock. BGC notified the GFI Group Board of Directors by letter yesterday of its intention to commence a tender offer. The text of the letter is set forth below.

BGC’S offer of $5.25 per share in cash represents more than a 15% premium to the $4.55 per share all-stock transaction announced by CME Group and GFI Group on July 30, 2014 and more than a 68% premium to the price of GFI Group shares on July 29, 2014, the last day prior to the announcement of the CME transaction.

Howard Lutnick, Chairman and Chief Executive Officer of BGC, commented, “Our offer provides a materially higher, all cash price to GFI shareholders, delivering a substantial premium and immediate liquidity. On a combined basis, BGC and GFI are expected to become one of the world’s leading financial services brokers, with enhanced global reach and expanded capabilities. We believe that GFI’s customers and brokers would benefit from GFI being part of a larger, better capitalized and more diversified company. We are confident that a combination of GFI and BGC will produce increased productivity per broker, meaningful synergies and significant cost savings. We believe that our proposed transaction will drive substantial earnings for BGC stockholders, as well as superior service for our customers.”

Mr. Lutnick continued, “Our significant ownership position in GFI Group reflects our confidence in and commitment to our transaction.”

BGC believes the pending transaction with CME deprives GFI shareholders of the appropriate value of their investment, because GFI management and its Board approved a transaction that allows GFI management to purchase the brokerage business from CME at a discount. BGC remains willing to engage directly with the Board of GFI Group to negotiate a transaction. However, GFI Group’s prior refusal to engage in such discussions requires BGC to take its superior, all-cash offer directly to shareholders.

BGC’s tender offer will be conditioned on the tender of a sufficient number of shares of GFI common stock such that, when added to the GFI common stock owned by BGC, BGC would own a majority of the outstanding shares of GFI common stock on a fully diluted basis. The tender offer will not be subject to any financing condition.

Cantor Fitzgerald & Co. is serving as financial advisor to the Company, and Wachtell, Lipton, Rosen & Katz is serving as the Company’s legal advisor.

Below is the text of the letter sent by Shaun D. Lynn, President of BGC, to the Board of Directors of GFI Group:

September 8, 2014

Mr. Michael Gooch

Ms. Marisa Cassoni

Mr. Frank Fanzilli, Jr.

Mr. Colin Heffron

Mr. Richard Magee

c/o Christopher D’Antuono, General Counsel and Corporate Secretary

GFI Group Inc.

55 Water Street

New York, New York 10041

To the Board of Directors of GFI Group Inc. (“GFI”):

As you know, BGC Partners, Inc. (“BGC”) has over the course of several years repeatedly expressed an interest in acquiring GFI, and on July 29, 2014 delivered a letter to Messrs. Michael Gooch and Colin Heffron detailing its interest in acquiring 100% of GFI. We had expected to engage in a discussion, and therefore we were surprised to read the press release announcing your agreement with CME Group Inc. (“CME”). Your agreement provides for a two-step transaction in which CME will acquire all of the outstanding shares of GFI in exchange for $4.55 per share in CME Group Class A Common Stock, and immediately sell GFI’s wholesale brokerage and clearing businesses (including net cash, cash equivalents and clearing deposits of $191 million) to a private consortium of GFI’s management, including Messrs. Gooch and Heffron, for $165 million in cash and the assumption, at closing, of certain unvested deferred compensation and other liabilities.

BGC owns approximately 13.5% of GFI’s common stock. We believe that GFI’s customers and brokers would benefit from GFI being part of a larger, better capitalized and more diversified company. We are confident that a combination of GFI and BGC will produce increased productivity per broker, meaningful synergies and significant cost savings. We therefore continue to seek a negotiated merger with GFI that would provide superior value to your shareholders, and we are prepared to begin such negotiations immediately. However, given your lack of response to our offers, and our belief that the pending transaction deprives GFI shareholders of the opportunity to realize appropriate value, particularly given the significant discount agreed to with respect to the purchase of the brokerage and clearing business, we intend to make an offer directly to the GFI shareholders.

Our plan is to commence a cash tender offer to purchase 100% of the outstanding shares of common stock of GFI at $5.25 per share in cash, representing a premium of (i) more than 68% to the price of GFI’s common stock on July 29, 2014, the day before announcement of the transaction with CME, and (ii) more than 15% to the price offered by CME. Our tender offer will be conditioned on the tender of a sufficient number of shares of common stock of GFI such that, when added with the GFI common stock that we own, we would own a majority of the outstanding GFI common stock, on a fully diluted basis. The tender offer will not be subject to any financing contingency. Nor will the offer be subject to the negotiation or execution of any merger agreement or other agreement with GFI or CME.

This all-cash offer will provide the GFI shareholders with immediate, certain and compelling value, without material contingencies.

We believe that there should not be any obstacles to completing our tender offer expeditiously. Our antitrust advisors at Wachtell, Lipton, Rosen & Katz have conducted an analysis of the competitive landscape and, based on their extensive experience and knowledge of the industry, have independently determined that there are no material regulatory obstacles to completing the transaction.

Without material contingencies and at a significant all-cash premium to the pending transaction, we believe that our offer constitutes a superior proposal to the pending transaction, and that your shareholders will find our offer extremely compelling.

By approving the merger agreement with CME, you, GFI’s board of directors, have determined to sell the company for $4.55 per share. Therefore, any action that you take, or allow the company or its management to take, to impair the ability of your shareholders to accept our $5.25 per share offer (such as the adoption of a poison pill), or that would negatively affect the value of the company (including actions outside of the ordinary course of business or inconsistent with past practice), either prior to, or after we commence our offer would be a clear breach of the board’s fiduciary duties. We will consider any and all options available to us to halt, block or otherwise limit any such inappropriate actions. Our proposal is clearly superior to the existing transaction involving CME and GFI’s management, a transaction that we believe reflects deep conflicts of interest.

We are prepared to make the offer to the GFI shareholders, but we continue to be willing to negotiate directly with GFI, Messrs. Gooch and Heffron and CME regarding a consensual transaction among the parties. We are open to discussing and addressing social issues such as senior management team composition and other concerns that you may have. We are available to commence such discussions immediately and hope that you accept our invitation to do so.

Sincerely,

Shaun D. Lynn

President

BGC Partners, Inc.

499 Park Avenue

New York, NY 10022

About BGC Partners, Inc.

BGC Partners is a leading global brokerage company servicing the financial and real estate markets. Products include fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commercial real estate, commodities, futures, and structured products. BGC also provides a wide range of services, including trade execution, broker-dealer services, clearing, processing, information, and other back-office services to a broad range of financial and non-financial institutions. Through its BGC Trader and BGC Market Data brands, BGC offers financial technology solutions, market data, and analytics related to numerous financial instruments and markets. Through the Newmark Grubb Knight Frank brand, the Company offers a wide range of commercial real estate services including leasing and corporate advisory, investment sales and financial services, consulting, project and development management, and property and facilities management. BGC’s customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, property owners, real estate developers, and investment firms. BGC Partners is led by Chairman and Chief Executive Officer Howard W. Lutnick. For more information, please visit www.bgcpartners.com.

BGC, BGC Trader, Grubb & Ellis, Grubb and Newmark are trademarks and service marks of BGC Partners, Inc. and its affiliates. Knight Frank is a service mark of Knight Frank Limited Corp., used with permission.

Notice to Investors

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer for the outstanding shares of GFI Group common stock described in this press release has not yet commenced. At the time the planned offer is commenced, BGC Partners will file a tender offer statement on Schedule TO with the Securities and Exchange Commission. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Those materials will be made available to GFI Group security holders at no expense to them. In addition, all of those materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s Web site: www.sec.gov or by calling BGC Partners’ information agent, Innisfree M&A Incorporated, toll-free at (888) 750-5884.

Discussion of Forward-Looking Statements by BGC Partners

Statements in this document regarding BGC Partners’ business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. Except as required by law, BGC undertakes no obligation to release any revisions to any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC’s Securities and Exchange Commission filings, including, but not limited to, the risk factors set forth in our public filings, including our most recent Form 10-K and any updates to such risk factors contained in subsequent Form 10-Q or Form 8-K filings.

BGC Media Contacts:

George Sard / Bryan Locke / Bob Rendine

Sard Verbinnen & Co

+1-212-687-8080

Hannah Sloane

+1 212-294-7938

Sarah Laufer

+1 212-915-1008

BGC Investor Contacts:

Jason McGruder

+1 212-829-4988

Jason Chryssicas

+1 212-915-1987